Exhibit 99.1

       GATEWAY BANK TO OPEN SIXTH LOCATION IN VIRGINIA BEACH ON LYNNHAVEN
                                     PARKWAY

ELIZABETH CITY, N.C., June 23 /PRNewswire-FirstCall/ -- Gateway Bank & Trust Co., the bank subsidiary of Gateway Financial Holdings, Inc. (Nasdaq: GBTS), today announced that it had acquired a location for its sixth financial center in Virginia Beach at 641 S. Lynnhaven Parkway.

"This site is a prime location for our growing bank. It will allow us to provide even greater convenience and service to our expanding customer base in Virginia Beach," says Gateway Bank CEO and Chairman D. Ben Berry. "The address offers high visibility, high traffic count and is in close proximity to Lynnhaven Mall and many businesses."

The 20,000 square foot facility is expected to house a full-service branch and specialists in construction lending, commercial and retail lending, mortgage lending and investment services. The proposed Lynnhaven branch office is subject to regulatory approval, but is expected to open sometime in the fourth quarter of 2005.

Gateway Bank & Trust Co. is a full-service community bank with a total of eighteen offices in Elizabeth City (3), Edenton, Kitty Hawk, Nags Head, Moyock, Plymouth and Roper, North Carolina, and in Virginia Beach (5), Chesapeake (2), Suffolk and Emporia, Virginia. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. Additional information about Gateway Bank is available on its website at http://www.gatewaybankandtrust.com.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the actual events and circumstances to vary from those described in this release. These factors include the regulatory approval process, construction delays, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

SOURCE  Gateway Financial Holdings, Inc.
    -0-                             06/23/2005
    /CONTACT: D. Ben Berry, Chairman, President and CEO, or Mark A. Holmes, Senior Executive Vice President and CFO, +1-252-334-1511, both of Gateway Bank & Trust Co./
    /web site: http://www.gatewaybankandtrust.com /